  Exhibit 4.8

FLUX POWER HOLDINGS, INC.
INCENTIVE STOCK OPTION AGREEMENT

________________, 201__

[NAME OF PARTICIPANT]
[Address of Participant]

Dear Participant:

Pursuant to the terms and conditions of the Flux Power Holdings, Inc. 2014 Equity Incentive Plan (the “Plan”) and this Incentive Stock Option Agreement, together with the attached Terms and Conditions, which are incorporated herein by reference (the “Agreement”), you have been granted an Incentive Stock Option to purchase shares of common stock (this “Option”) as outlined below.

Granted To:
_____________________

Grant Date:
_____________________

Options Granted:
_____________________

Exercise Price per Share:
_____________________

Total Cost to Exercise:
_____________________

Expiration Date:
_____________________

Vesting Schedule:
____% per year for __ years

___% on __________
___% on __________
___% on __________
___% on __________

Subject to the terms of the Plan and this Agreement, any portion of this Option not exercised prior to the Expiration Date will become null and void. The capitalized terms used in this Option will have the same meanings as set forth in the Plan. A copy of the Plan is provided herewith.

Flux Power Holdings , Inc.

By: ____________________________
      Ron Dutt, Chief Executive Officer

Accepted and Agreed To By Participant:

By:_______________________________
Print Name:________________________
Date:______________________________

Notice: All notices to be given by either party to the other will be in writing and may be transmitted by overnight courier; or mail, registered or certified, postage prepaid with return receipt requested; or personal delivery; or facsimile transmission, provided, however, that notices of change of address or facsimile number will be effective only upon actual receipt by the other party. Notices will be delivered to Flux Power Holdings, Inc., 985 Poinsettia Avenue, Suite A, Vista, California 92081, Attn: CEO, and to the Participant at the last known address of the Participant as provided to Flux Power Holdings , Inc.

Terms and Conditions of Incentive Stock Option Agreement

Flux Power Holdings, Inc. is referred to as "Company" and Employee granted option is referred to as "Participant".

1.
Plan Controls. The terms contained in the Plan are incorporated into and made a part of the Option and this Agreement and the Options will be governed by and construed in accordance with the Plan. In the event of any actual or alleged conflict between the provisions of the Plan and the provisions of this Agreement, the provisions of the Plan will be controlling and determinative. Capitalized terms used but not defined herein shall have the meanings given such terms in the Plan.

2.
Interpretation. It is the intent that this Option qualify for Incentive Stock Option treatment pursuant to and to the extent permitted by Section 422 of the Code. All provisions hereof are intended and will be construed to have such meanings as are consistent with the Code and Treasury Regulations to allow this Option to so qualify.

3.
Stockholder Approval. The Plan is subject to the approval of the stockholders of the Company (excluding Shares issued pursuant to the Plan), consistent with applicable laws and the applicable requirements of any securities exchange or similar entity, within twelve (12) months before or after the date on which the Board has approved the Plan (the “Effective Date”). No Option may be exercised prior to initial stockholder approval of the Plan and in the event that initial stockholder approval is not obtained within the required time period all of the Options will be canceled, and any Shares issued pursuant to any Options shall be rescinded.

4.
Manner of Exercise. Subject to the Plan and this Agreement, the Vested Portion of this Option may be exercised from time to time, in whole or in part, but not as to less than 1,000 shares of Stock (unless the remaining shares then constituting the Vested Portion of this Option is less than 1,000 shares of Stock) at any time, by delivery to the Company at its principal office of a stock option exercise notice, substantially in the form attached hereto as Exhibit A(the “Notice”), which need not be the same for each Participant, stating the number of Shares being purchased, the restrictions imposed on the Shares purchased hereunder, if any, and such representations and agreements regarding the Participant’s investment intent and access to information and other matters, if any, as may be required or desirable by the Company to comply with applicable securities laws. The Notice must be duly executed by Participant and be accompanied by payment in cash, or by check payable to the Company, in full for the Exercise Price for the number of Shares being purchased. Alternatively, but only if the Administrator authorizes at the time of exercise at its sole discretion, and where permitted by law (i) by surrender of shares of Stock of the Company that have been owned by the Participant for more than six (6) months or lesser period if the surrender of Shares is otherwise exempt from Section 16 of the Exchange Act and if such shares were purchased from the Company by use of a promissory note, such note has been fully paid with respect to such shares, (ii) by forfeiture of Shares equal to the value of the exercise price pursuant to a “deemed net-stock exercise” as provided for in the Plan, (iii) by broker sale by following the required instructions therefore including as so authorized by the Administrator and its sole discretion instructions to a broker to deliver promptly to the Company the amount of sale or loan proceeds necessary to pay the exercise price and the amount of any required tax or other withholding obligations, or (iv) by any combination of the foregoing methods of payment or any other consideration or method of payment. Participant may exercise this Vested Portion of this Option for only for whole Shares.

5.
Privileges Of Stock Ownership. Participant will not have any of the rights of a stockholder with respect to any Shares until the Shares are issued to Participant. The Company will issue (or cause to be issued) such stock certificate promptly upon exercise of this Option. All certificates for Shares or other securities delivered will be subject to such stock transfer orders, legends and other restrictions as the Administrator may deem necessary or advisable, including restrictions under any applicable federal, state or foreign securities law, or any rules, regulations and other requirements of the SEC or any stock exchange or automated quotation system upon which the Shares may be listed or quoted. No adjustment will be made for a dividend or other right for which the record date is prior to the date the stock certificate is issued.

6.
Limitations on Grant of Incentive Stock Options. The aggregate Fair Market Value (determined as of the Grant Date) of the Shares for which this Option may first become exercisable by any Participant during any calendar year under the Plan, together with that of Shares subject to the options first exercisable by such Participant under any other plan of the Company or any Subsidiary, will not exceed $100,000. For purposes of this Section, all Options in excess of the $100,000 threshold will be treated as Non-Qualified Stock Options notwithstanding the designation as Incentive Stock Options. For this purpose, Options will be taken into account in the order in which they were granted, and the Fair Market Value of the Shares will be determined as of the date the Option with respect to such Shares is granted.

7.
Notification of Disposition. Participant agrees to notify the Company in writing within 30 days of any disposition of Shares acquired pursuant to the exercise of this Option. The Company has the right to deduct or withhold, or require the Participant to remit to the Company, an amount sufficient to satisfy federal, state, and local taxes and FICA required by law to be withheld with respect to any disposition of Shares prior to the expiration of two years of the Grant Date, or one year of the date of exercise, of this Option.

8.
Exercise After Certain Events.

8.1.
Termination of Employment. If for any reason other than Retirement, Disability or death, a Participant Terminates employment with the Company (including employment as an Officer), vested Options held at the date of such termination may be exercised, in whole or in part, at any time within three (3) months after the date of such Termination or such lesser period specified in this Agreement (but in no event after the earlier of (i) the expiration date of this Option as set forth in this Agreement, and (ii) ten (10) years from the Grant Date (five (5) years for a Ten Percent Stockholder)).

8.2
Continuation of Services as Consultant. If a Participant Terminates employment but continues as a Consultant or in a similar capacity to the Company or any of its Subsidiaries, the Participant need not exercise this Option within three (3) months of Termination of employment but will be entitled to exercise within three (3) months of Termination of services to the Company (one (1) year in the event of Disability or death) or such lesser or greater period specified in this Agreement (but in no event after the earlier of (i) the expiration date of the Option as set forth in this Agreement, and (ii) ten (10) years from the Grant Date (five (5) years for a Ten Percent Stockholder)). However, if Participant does not exercise within three (3) months of Termination of employment, this Option will not qualify as an Incentive Stock Option.

8.3
Retirement. If a Participant ceases to be an employee of the Company (including as an Officer) as a result of Retirement, the Participant need not exercise the Option within three (3) months of Termination of employment but will be entitled to exercise the Option within the maximum term of the Option to the extent the Option was otherwise exercisable at the date of Retirement. However, if a Participant does not exercise within three (3) months of Termination of employment, the Option will not qualify as an Incentive Stock Option if it otherwise so qualified.

8.4
Permanent Disability and Death. If a Participant becomes Disabled while employed by the Company (including as an Officer), dies while employed by the Company (including as an Officer) or dies within three (3) months after Termination, vested Options then held may be exercised by the Participant, the Participant’s personal representative, or by the person to whom the Option is transferred by will or the laws of descent and distribution, in whole or in part, at any time within one (1) year after the Termination of employment because of the Disability or death or any lesser period specified in this Agreement (but in no event after the earlier of (i) the expiration date of the Option as set forth in this Agreement, and (ii) ten (10) years from the Grant Date (five (5) years for an Incentive Stock Option awarded to a Ten Percent Stockholder)).

8.5
Cancellation of Options. In the event Participant’s services to the Company have been terminated for “Cause”, Participant will immediately forfeit all rights to this Option. The determination by the Board that termination was for Cause will be final and conclusive. In making its determination, the Board will give Participant an opportunity to appear and be heard at a hearing before the full Board and present evidence on the Participant's behalf.

9.
Restrictions on Transfer of Option. This Option will not be transferable by Participant other than by will or by the laws of descent and distribution and during the lifetime of Participant, only Participant, his guardian or legal representative may exercise this Option except that Non-Qualified Stock Options may be transferred to a Participant's former spouse pursuant to a property settlement made part of an agreement or court order incident to the divorce. Participant may designate a beneficiary to exercise this Option after Participant’s death. If no beneficiary has been designated or survives Participant, payment will be made to Participant’s estate. Subject to the foregoing, a beneficiary designation may be changed or revoked by Participant at any time, provided the change or revocation is filed with the Administrator.

10.
No Obligation To Employ. Nothing in the Plan or this Agreement will confer or be deemed to confer on any Participant any right to continue in the employ of, or to continue any other relationship with, the Company or a Subsidiary, or to limit in any way the right of the Company or a Subsidiary, to terminate Participant's employment or other relationship at any time, with or without cause.

11.
Compliance With Code Section 162(m). Notwithstanding any provision of the Plan to the contrary, if the Administrator determines that compliance with Section 162(m) of the Code is required or desired, all Options granted under the Plan to Named Executive Officers will comply with the requirements of Section 162(m) of the Code. In addition, in the event that changes are made to Section 162(m) of the Code to permit greater flexibility with respect to any Options under the Plan, the Administrator may make any adjustments it deems appropriate.

12.
Compliance With Code Section 409A. All Options under the Plan are intended to constitute awards of equity-based compensation that do not provide for the deferral of compensation in accordance with Treasury Regulation 1.409A-1(b)(5). Notwithstanding any provision of the Plan to the contrary, if any provision of the Plan or this Agreement contravenes any regulations or Treasury guidance promulgated under Section 409A of the Code or could cause the Options to be subject to the interest and penalties under Section 409A of the Code, such provision of the Plan or this Agreement will be modified to maintain, to the maximum extent practicable, the original intent of the applicable provision without violating the provisions of Section 409A of the Code. In addition, in the event that changes are made to Section 409A of the Code to permit greater flexibility with respect to any Options under the Plan, the Administrator may make any adjustments it deems appropriate.

13.
Code Section 280G. Notwithstanding any other provision of the Plan to the contrary, unless expressly provided otherwise in this Agreement, if the right to receive or benefit from the Options under the Plan, either alone or together with payments that a Participant has a right to receive from the Company, would constitute a “parachute payment” (as defined in Section 280G of the Code), all such payments will be reduced to the largest amount that will result in no portion being an “excess parachute payment” (as defined in Section 280G of the Code) that is subject to the limitations on deductibility under Section 280G of the Code or the excise tax imposed by Section 4999 of the Code.

14.
Securities Law And Other Regulatory Compliance. The Company will not be obligated to issue any Shares upon exercise of this Option unless such Shares are at that time effectively registered or exempt from registration under the federal securities laws and the offer and sale of the Shares are otherwise in compliance with all applicable securities laws. The Company will be under no obligation to register the Shares with the SEC or to effect compliance with the registration, qualification or listing requirements of any state securities laws, stock exchange or automated quotation system, and the Company will have no liability for any inability or failure to do so. Upon exercising all or any portion of this Option, Participant may be required to furnish representations or undertakings deemed appropriate by the Company to enable the offer and sale of the Shares or subsequent transfers of any interest in such Shares to comply with applicable securities laws. Evidences of ownership of Shares acquired upon exercise of this Option will bear any legend required by, or useful for purposes of compliance with, applicable securities laws, the Plan or this Option. The exercise of this Option also must comply with other applicable laws and regulations governing the Option, and the Participant may not exercise the Option if the Company determines that such exercise would not be in material compliance with such laws and regulations.

15.
Tax Effect. The federal and state tax consequences of stock options are complex and subject to change. Each person should consult with his or her tax advisor before exercising this Option or disposing of any Shares acquired upon the exercise of this Option.

16.
Entire Agreement. This Agreement and the Plan constitute the entire contract between the Company and Participant hereto with regard to the subject matter hereof. They supersede any other agreements, representations or understandings (whether oral or written and whether express or implied), which relate to the subject matter hereof.

17.
Severability. In the event that any portion of this Agreement is found to be unenforceable, the remaining portions of this Agreement will remain valid and in full force and effect.

18.
Choice of Law; Venue. This Agreement will be governed by the laws of the State of California.

19.
Compliance by Participant of Local Laws. As a condition to the exercise of the Option, Participant hereby represents and agrees that the exercise of the Option hereunder will not violate any securities laws, exchange control laws, or any laws or regulations in which the Participant resides.

20.
Binding Effect. This Agreement will inure to the benefit of, and be binding upon, the parties hereto and their respective heirs, executors, and successors.

[INTENTIONALLY LEFT BLANK]

FLUX POWER HOLDINGS, INC.
Notice of Intent to Exercise Incentive Stock Options

To: Stock Administrator

I hereby give notice to
of my intent to exercise the following Incentive Stock Options on ______________, 201__:

(A)	(B)	(C)	(B X C)
Grant Date	#Options	Exercise Price	Payment Due

Method of Payment

_____
Personal Check or Cash

_____
Exchange of Previously Owned Shares

_____
Deemed Net-Stock Exercise

_____
Broker Check (Same Day Sale)

Brokerage Company _________________________

Your method of payment may result in a tax liability including alternative minimum tax. You are strongly urged to consult your tax advisor before exercising your options.

By this exercise, the undersigned Participant agree(s) (i) that Participant is bound by terms and conditions set forth in the Incentive Stock Option Agreement and is exercising the Options in compliance with the terms set forth therein and (ii) that Participant will provide and/or execute and deliver to the Company such additional documents as the Company may require pursuant to the terms of the Flux Power Holdings, Inc. 2014 Equity Incentive Plan (“Plan”).

____________________________________
_____________________
Signature
Date

____________________________________
Participant Name